------                                                      OMB APPROVAL
FORM 4                                               OMB Number        3235-0287
------                                               Expires:       May 31, 1994
                                                     Estimated average burden
                                                     hours per response......0.5

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Peth             John               W.          Business Resource Group     (BRGP)              Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  Business Resource Group                         Number of Reporting        Month/Year          X  Officer (give    Other (Specify
  2150 North First Street, Suite 101              Person (Voluntary)           6/98             ----        title ---       below)
---------------------------------------------                             ------------------                below)
                 (Street)                                                 5. If Amendment,     President and Chief Executive Officer
  San Jose           CA              95131                                   Date of Original  -------------------------------------
---------------------------------------------                                (Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of          6. Ownership  7. Nature
  (Instr. 3)                       action      tion Code    or Disposed of (D)           Securities Benefi-    Form:         of In-
                                   Date        (Instr. 8)   (Instr. 3, 4 and 5)          cially Owned at       Direct        direct
                                                                                         End of Month          (D) or        Benefi-
                                  (Month/                                                (Instr. 3 and 4)      Indirect      cial
                                   Day/   ---------------------------------------                              (I)           Owner-
                                   Year)  Code    V      Amount   (A) or    Price                              (Instr. 4)    ship
                                                                  (D)                                                        (Instr.
                                                                                                                             4)
      Common Stock                6/26/98  P             3,000       A      $3.00          8,000                D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 1474 (3/91)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Conver-    3. Trans-  4. Trans-      5. Number of      6. Date Exer-   7. Title and Amount  8. Price
   Security                sion or       action     action Code    Derivative        cisable and     of Underlying        of
   (Instr. 3)              Exercise      Date       (Instr. 8)     Securities        Expiration      Securities           Deriv-
                           Price of      (Month/                   Acquired (A) or   Date            (Instr. 3 and 4)     ative
                           Derivative    Day/                      Disposed of (D)   (Month/Day/                          Security
                           Security      Year)                     (Instr. 3, 4,     Year)                                (Instr. 5)
                                                                   and 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
No change
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                             9. Number of           10.                         11. Nature of
                                Derivative                                          Indirect
                                Securities                                          Beneficial
                                Beneficially                                        Ownership
                                Owned at End                                        (Instr. 4)
                                of Month
                                (Instr. 4)

-------------------------------------------------------------------------------------------------------
No change
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

(ONLY FOUR(4) LINES OF TEXT CAN BE ENTERED HERE)

**Intentional misstatements or omissions of facts constitute Federal             /s/ John W. Peth                   June 7, 1998
  Crime Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).             -------------------------------           ------------
                                                                          **Signature of Reporting Person                Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                       SEC 1474  (8/92)
